UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2005

ONSOURCE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50470	84-1561463
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

5455 Spine Road, Suite C, Boulder, Colorado  80301
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:   (303) 527-2903

______________________________________________________

(Former name or former address, if changed since last report)
TEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

        On April 8, 2005, OnSource Corporation (the"Company") executed a definitive Agreement and Plan of Merger (the "Merger Agreement") between and among the Company, an acquisition subsidiary OnSource Acquisition Corporation ("OAC"), and Osmotics Pharma Inc., a Colorado corporation ("Pharma").

        The Merger Agreement provides for the Merger of OAC with and into Pharma, with Pharma to be the surviving corporation. As more fully described below, the Merger, if consummated, will result in the Pharma shareholders owning or controlling approximately 94%(on a fully diluted basis) of the total issued and outstanding shares of OnSource immediately following the Merger. The Merger would result in a change in control of OnSource, additions to the Board of Directors and changes in the OnSource Executive Officers.

        Upon consummation of the Merger, all outstanding securities of Pharma will be converted into OnSource securities in accordance with the following:

  All issued and outstanding shares of Series A Convertible Preferred Stock of Pharma will be converted into 1,000,000 shares of OnSource Series A Convertible Preferred Stock, with a stated value of $4.00 per share;
  All issued and outstanding shares of common stock of Pharma will be converted, pro rata, into an aggregate of 11,428,894 shares of OnSource common stock, a conversion ratio of approximately 0.932;
  All holders of Pharma issued and outstanding common stock will receive warrants exercisable for two years to purchase an aggregate of 1,079,560 shares of OnSource common stock at an exercise price of $2.18 per share, a conversion ratio of approximately 0.088;
  All outstanding stock options exercisable to purchase shares of common stock of Pharma shall be converted into stock options exercisable to purchase an aggregate of 2,714,750 shares of OnSource common stock at an exercise price of $1.00 per share; and

        The OnSource common stock, preferred stock, warrants and options issuable on consummation of the Merger shall be referred to collectively as the "Merger Securities". After the Merger, the Merger Securities will represent approximately 94% of the total outstanding shares of OnSource common stock on a fully diluted basis, excluding (i) shares of common stock reserved for issuance pursuant to the conversion of convertible debentures and exercise of warrants sold by OnSource in a recent private placement and (ii) convertible securities held by certain advisors to OnSource.

        At closing, all of the Merger Securities will be deposited and held under a Closing Escrow Agreement pending (i) completion by Pharma of its audited financial statements and pro forma financial information required to be filed with the Securities and Exchange Commission (the "Commission") under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"); (ii) the completion and filing with the Commission by OnSource of an 8-K covering the Merger and related transactions and (iii) the completion by Osmotics Corporation ("Osmotics"), the parent corporation of Pharma, of the transfer of certain intellectual property to Pharma under a Technology Transfer Agreement. If these conditions cannot be satisfied within 125 days following the Closing, (which may be extended by mutual agreement), the Merger will be rescinded.

        Concurrently with the Merger, the Board of Directors of OnSource will be increased to six directors, and Steven S. Porter, Jeffrey S. Sperber and Vicki Barone will be elected to serve as Directors. Further, concurrently with the Merger, the executive officers of OnSource will be reconstituted to consist of the following:
Steven S. Porter	Chief Executive Officer and Chairman
Jeffrey S. Sperber	Chief Financial Officer
Dr. Peter Elias	Chief Scientific Officer
Carl Genberg	Senior Vice President

        The respective obligations of the parties under the Merger Agreement are subject to the satisfaction or waiver of a number of conditions, including, among others:

  Approval of the Merger by the Pharma shareholders;
  That there is no law or court order prohibiting the Merger;
  That the representations and warranties of the respective parties in the Merger Agreement remain true and accurate in all material respects as of the Closing, with permitted exceptions;
  That each of the parties to the Merger Agreement has performed in all material respects all of its respective obligations under the Merger Agreement;
  That less than 2% of the Pharma shares entitled to vote on the Merger have elected to exercise their dissenter rights under applicable Colorado law.

        Pharma intends to call a meeting of its shareholders to vote upon the Merger Agreement as soon as practicable. Osmotics, the parent corporation of Pharma, owns 98% of the total issued and outstanding shares of common stock of Pharma and intends to vote in favor of the Merger. Therefore, approval of the Merger Agreement by the Pharma shareholders is assured.

        The Merger Securities will be issued to the Pharma shareholders without registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon an exemption from the registration requirements of the Securities Act set forth in Section 4(2) and Regulation D thereunder. When issued, the Merger Securities will be "restricted securities" within the meaning of Rule 144 under the Securities Act and will be subject to restrictions on resale.

        Following completion of the Merger, OnSource intends to register for resale under the Securities Act the distribution of the Merger Securities issuable to Osmotics in the Merger to the Osmotics' shareholders. Until such time that registration and distribution are completed, all shares of voting securities of OnSource received by Osmotics in the Merger will be voted by Steven Porter under the terms of a Voting Agreement to be executed and delivered at the Merger Closing.

        The Merger Agreement will terminate if the Merger has not been consummated by April 30, 2005, which deadline may be extended by mutual agreement of the parties.

ITEM 9.01:       FINANCIAL STATEMENTS AND EXHIBITS
(a)	Financial Statements of Business Acquired
None
(b)	Pro forma Financial Information
None
(c)	Exhibits
Item	Title
10.1	Agreement and Plan of Merger dated April 8, 2005

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
OnSource Corporation (Registrant)
Dated: April 12 , 2005	/s/ Frank L. Jennings Frank L. Jennings, President